UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

United Parks & Resorts Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive
Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 407 226-5011

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PRKS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On September 18, 2024, United Parks & Resorts Inc. (the “Company”) announced the appointment of Bill Myers as the Company’s Chief Accounting Officer, effective as of September 18, 2024 (the “Effective Date”). Among other duties, Mr. Myers will have the duties and responsibilities of the “principal accounting officer” of the Company for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.

Prior to becoming the Company’s Chief Accounting Officer, Mr. Myers, 57, served as the Chief Financial Officer of MobilityWorks, a privately-held provider of mobility solutions for people with limited mobility, from August 2020 to February 2024 where he lead the accounting and finance functions which included, information technology, legal, real estate, treasury, financial planning and analysis, and mergers and acquisitions. Prior to that, Mr. Myers served as the Executive Vice President, Chief Financial Officer and Treasurer of TravelCenters of America Inc., a privately-held operator of truck stops and travel centers in the United States, from 2018 to 2020, and as the Senior Vice President and Chief Accounting Officer from 2014 to 2017. Prior to TravelCenters of America Inc., Mr. Myers served as the Vice President Technical Accounting and Reporting of Eaton Corporation, a global power management company, from 2010 to 2014; the Director of Financial Reporting for Whirlpool Corporation, a global manufacturer of home appliances, from 2007 to 2010; the General Manager – Financial Reporting of Delta Air Lines, Inc., a U.S. based airline, from 2005 to 2007; and Senior Manager or Manager for several registered public accounting firms (KPMG, LLP, Cherry Bekaert & Holland, LLP) from 2000 to 2005. Mr. Myers holds a Masters in Business Administration from the College of William and Mary, a bachelor’s degree in business administration from Northwood University, and is a certified public accountant.

There are no arrangements or understandings between Mr. Myers and any other persons pursuant to which Mr. Myers was elected to serve as Chief Accounting Officer. There are no family relationships between Mr. Myers and any director or executive officer of the Company, and there are no transactions between Mr. Myers and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chief Accounting Officer Offer Letter of Employment

Pursuant to Mr. Myers’ Offer Letter of Employment, Mr. Myers will receive: (i) an annual base salary of $260,000; (ii) an annual bonus opportunity with a target amount equal to 60% of Mr. Myers’ base salary, payable in cash and/or Company common stock consistent with the terms and conditions of the Company’s 2024 annual bonus plan; and (iii) a long-term incentive opportunity with a target amount equal to 80% of Mr. Myers’ base salary (which in 2024 will be a prorated long-term award based on his date of hire). In addition, Mr. Myers will receive: (i) a one-time grant of a number of Options determined by dividing $100,000 by the stock price of the Company’s common stock, at the close of trading on the day prior to the Effective Date (the “Start Date Price Per Share”) and with an exercise price equal to the Start Date Price Per Share, with such Options vesting in four equal annual installments over the first four anniversaries of the date of grant; (ii) a one-time grant of a number of Restricted Stock Units with a grant date fair value of $300,000 based on the stock price at the close of trading on the date of grant, with such Restricted Stock Units vesting in four equal annual installments on the first four anniversaries of the date of grant; and (iii) a one-time grant of a number of Performance Stock Units with a grant date fair value of $200,000 and determined in accordance with the Company’s 2024 performance-vesting long term equity incentive plan, each pursuant to the Company’s 2017 Omnibus Incentive Plan and the terms of the applicable award agreement. Mr. Myers will also participate in the Company’s Key Employee Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARKS & RESORTS INC.

Date:	September 18, 2024	By:	/s/ G. Anthony (Tony) Taylor
		Name: Title:	G. Anthony (Tony) Taylor Chief Legal Officer, General Counsel and Corporate Secretary